                                                                 Exhibit 10.20

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 23rd day of September, 1998 by and between ColorSmart, Inc. and Chris England;

      WHEREAS, ColorSmart desires to employ Chris England ("England") as the "President" of ATW Inc. (the "Company"); and

      WHEREAS, England has agreed to provide such services in accordance with the terms and conditions of this Agreement;

      NOW THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. EMPLOYMENT TERMS

      Engagement. ColorSmart shall employ England as President of ATW, Inc., during the term of this Agreement and England hereby accepts such employment. England shall be responsible for the day-to-day operation and management of ATW, and shall have such other duties regarding the Company as shall be determined from time to time by the Board of Directors of ColorSmart ("Board").

      Term of Employment. The term of employment of England shall be for a term of 2 (two) years from the date of the closing of the Stock and Asset Purchase Agreement of even date herewith ("Initial Term"), and may be extended by mutual agreement of the parties for additional terms of 2 (two) year(s) ("Renewal Term"), unless this Agreement is terminated as of the last day of the Initial Term or as of the last day of any Renewal Term upon not less than ninety (90) days prior written notice by either party to the other, subject to earlier termination as provided in paragraphs 4, 5, and 6 hereof.

      Compensation. Base Salary. England shall be paid annual compensation of $ 100,000.00 payable in equal monthly installments, commencing on the closing date of ColorSmart's purchase of ATW, Inc. in accordance with the terms of the Stock and Asset Purchase Agreement of even date herewith, with payments 30 days in arrears. It is understood and agreed the annual compensation represents the following: $80,000.00 as salary, and $20,000 as advance compensation for restraint of trade (non-compete) should this Agreement not be renewed or extended, or terminated as defined further in this Agreement.

      Cash Bonus: England shall be paid a cash bonus, if any, within the sole discretion of the Board of Directors of ColorSmart. Such bonus shall be paid within a reasonable period of time after the Board of Directors in its discretion awards such cash bonus, but not to exceed a period of 90 (ninety) days of the end of ColorSmarts accounting period during which the cash bonus was declared.

      Vacation. England shall be entitled to paid vacation and paid public holidays in accordance with the vacation policy of ColorSmart then in effect, but no less than 15 (fifteen) working days of vacation each year.

      Other Benefits. England shall be entitled to participate in all benefit programs made generally available to other management employees of ColorSmart, on the same terms and conditions as they are offered to others, including but not limited to medical, dental, and term life insurance benefits. England shall maintain, at the company's expense his current health insurance as is in place on the date of which employment commences, with no interruptions in coverage.

      Stock Option Grants/Employee Stock Ownership Plan. England shall be entitled to participate and receive stock option grants from the ColorSmart Employee Stock Option Plan ("ESOP") during his employment with the ColorSmart, at the discretion of the Board of Directors or committee of the Board responsible to administer the ESOP, in amounts which are proportional to and at the same time as option grants are made to other members of ColorSmart's senior management and according to terms and conditions which are comparable to such ESOP option grants received by other members of ColorSmart's senior management.

II. TERMINATION OF EMPLOYMENT.

      Termination for Cause. ColorSmart may terminate the employment of England at any time for cause (as hereinafter defined) upon written notice. The term "cause" shall mean: the continued failure by England to substantially perform his primary duties as President of ATW in a reasonable professional manner other than due to temporary or total disability or death, after a written demand for such substantial performance is delivered to England by the Board of Directors of ColorSmart; the unauthorized dissemination of significant trade secrets or other proprietary property of ColorSmart; the commission of a felony or commission of a crime involving dishonesty or moral turpitude; the commission of any act or acts of dishonesty which acts are intended to result or do result directly or indirectly in gain or personal enrichment of England or a related person or affiliated company or when such acts are intended to cause harm or damages to ColorSmart; the continued use of alcohol so as to have an adverse effect on the performance of his duties; the misappropriation or embezzlement of ColorSmart assets; the knowingly furnishing of material false reports or information to the directors or officers of ColorSmart; or the making of serious disparaging remarks regarding ColorSmart publicly or to suppliers and/or customers or potential customers of ColorSmart.

      Default. Either party may terminate this Agreement upon the breach of any material provision of this Agreement by the other party upon 30 (thirty) days prior written notice; provided, however, that such termination notice shall not be effective if the defaulting party corrects such default prior to the date of termination. Termination by England of his employment hereunder by reason of the default of ColorSmart shall be deemed for all purposes of this Agreement a termination by ColorSmart without cause.

      Disability. ColorSmart may terminate the employment of England under this Agreement by written notice upon the total and permanent disability of England. Total and permanent disability shall mean the inability of England to substantially perform the essential functions of his position, with or without reasonable accommodations, due to sickness or other physical or mental disability, for 30 (thirty) days in any 90 (ninety) day period or a period of time which exceeds the time for medical leave provided by law, whichever period is longer. ColorSmart shall give England written notice of any termination hereunder.

      Death. The employment of England under this Agreement automatically terminates upon his death.

III. EXPENSES OF EMPLOYMENT

      Expense Reimbursement. England shall be reimbursed, upon a proper accounting, for all expenses reasonably incurred in connection with this employment hereunder, including all reasonable travel and entertainment expenses pursuant to ColorSmart's policy.

IV. CONFIDENTIAL INFORMATION

      Confidential Information. During the Initial Term or any Renewal Term of this Agreement, England shall not use or disclose to others, without the prior written consent of ColorSmart, any customer lists, trade secrets, secret know-how, or other confidential information relative to the business of ColorSmart obtained by England in the course of rendering services pursuant to this Agreement. The obligation of England with respect to any item of such information shall terminate if that item of information becomes disclosed in published literature or otherwise becomes publicly available, provided that such public disclosure did not result, directly or indirectly, from any act or omission of England. Upon the leaving the employ of ColorSmart for any reason, England shall continue to be bound by this Paragraph IV for a period of 2 (two) years from the date of his termination of employment, and shall not take with him any customer lists, confidential data, or other documents and instruments which are the property of ColorSmart. All such data, documents and instruments and all copies thereof shall be surrendered by England to ColorSmart on or prior to the termination of his employment.

V. NOTICES

      Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered by hand or upon delivery to the address set forth below, if delivered by any other means, addressed to the party and delivered to the address set forth below or to such other address as such party gives written notice in substitution therefor:

VI. LIMITATIONS

      Non-Compete. England agrees that during the term of his employment with ColorSmart hereunder and for a period of 2 (two) years thereafter, he shall refrain, directly and indirectly, jointly and severally, from managing, operating, financing, participating in the ownership, management or operation of or be employed by, consult with, advise or be otherwise engaged in any manner with, any business engaged in the providing of services or products competitive to those provided by ColorSmart in any geographic area in which ColorSmart operates as of the date that England leaves ColorSmart's employment. Ownership of less than 2% of companies whose securities are publicly traded that are in competition with the business or products of ColorSmart is not prohibited by this Agreement.

      Non-solicitation of Customers. England agrees that during the term of his employment with ColorSmart hereunder and for a period of 2 (two) years thereafter, he shall not, on his own behalf, or on behalf of another, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospective customer of ColorSmart with a view to the providing of services or products which are competitive with those that are marketed or provided by ColorSmart as of the date that England leaves ColorSmart's employment, provided that these restrictions shall apply only to customers or prospects of ColorSmart which have been customers or prospects with whom England has had contacts on behalf of ColorSmart.

      Non-solicitation of Employees. England agrees that during the term of his employment hereunder and for a period of 2 (two) years thereafter, he will not directly or indirectly solicit or in any other manner encourage employees of ColorSmart to leave its employ for an engagement in any capacity with any other company or entity.

      Limitations. Notwithstanding the foregoing, the covenants of England pursuant to this paragraph IV shall terminate upon the termination of England's employment by ColorSmart without cause or by England by reason of ColorSmart's breach of its obligations hereunder.

VII. MISCELLANEOUS

      Dispute Resolution. Any dispute regarding the interpretation, breach, damages or otherwise related to the interpretation or construction of this Agreement shall be resolved by binding arbitration before the Rules of Commercial Arbitration of the American

Arbitration Association ("AAA") by one or more arbitrators appointed by the parties named herein on a mutual basis according to the Rules of the AAA, and said arbitration shall take place in the City of Atlanta, Georgia. Either party may institute the action by notice to the other party. Prior to the filing of any complaint, the parties shall meet and attempt to resolve the dispute, and if necessary appoint a mediator who shall be an attorney of at least 10 (ten) years standing to assist in such dispute resolution. The cost of such arbitration shall be borne equally by the parties. Any decision or award by said arbitrator(s) shall be binding on the parties. Notwithstanding the foregoing, any party hereto may apply to any court for a temporary or permanent injunction or restraining order to specifically enforce any provision hereof.

      Binding Effect. This Agreement shall inure to the benefit of and be binding upon England and his estate and personal representatives and upon ColorSmart and its successors and assigns. This Agreement may not be assigned, pledged or otherwise hypothecated by England.

      Successors and Assigns. ColorSmart shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets or outstanding securities of ColorSmart, by written agreement in form and substance reasonably satisfactory to counsel to England to perform the obligations of ColorSmart pursuant to this Agreement in the same manner and to the same extent that ColorSmart would be required to perform if no such succession had taken place. In the event ColorSmart has a parent, the parent shall guaranty the obligations of ColorSmart hereunder. The rights and obligations of ColorSmart under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of ColorSmart regardless of whether such successor or assign consents in writing thereto. The rights of England hereunder shall inure to the benefit of and be enforceable by England and his estate and legal representative.

      Severability. In the event of the invalidity, in whole or in part, of any term or provision of this Agreement, the parties agree that such invalidity shall not affect the validity of any other term or provision of this Agreement and that such provision shall be subject to partial enforcement to the extent permitted under applicable law.

      Entire Agreement. This Agreement constitutes the entire understandings of the parties with respect to the employment of England by ColorSmart and supersedes all prior agreements and understandings, oral or written.

      Amendments. This Agreement may not be amended or modified except in a writing signed by both parties.

      Waiver. The failure by a party to insist upon strict performance of any provision hereof shall not constitute a waiver of such provision. All waivers must be in writing to be enforceable hereunder.

      Governing Law. This Agreement shall be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia without giving effect to the rules governing conflicts of law.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


COLORSMART, INC.


By: /s/ Roger D. Finchum Sr.
    ------------------------
    Chief Executive Officer


/s/ Chris England
    ------------------------
    CHRIS ENGLAND

[Letterhead of ATW Advertising That Works]

9/7/99

To: Roger Finchum SR

Dear Roger,

This is to confirm that the contract between ColorSmart Inc. and Chris England for the acquisition of ATW Inc. has been extended until 1/31/00. Please sign and fax back copy of such and send original back by FedEx mail.


/s/ Chris England
------------------------
(Signature) seller

9/7/99
------------------------
(Date)


/s/ ColorSmart /s/ Roger Finchum/CEO
------------------------------------
(Signature) purchaser

9/7/99
------------------------
(Date)


Best Regards,

Chris England

/s/ Chris England

ATW/ Advertising That Works